Exhibit 99.1

TOREADOR ANNOUNCES SALE OF U.S. PROPERTIES

•	Sale of domestic assets for $19.1 million cash effective as of September 1, 2007
•	Gain of $9.0 million on the sale, to be recorded in third quarter results, expected to be offset by tax loss carryforwards
•	Net proceeds to be added to working capital and used for possible modest debt repayment, funding of Black Sea development program and other strategic initiatives
•	Completion of the divestiture of non-core domestic assets will allow exclusive concentration on international operations
•	Current operational focus is on developing deeper water gas discoveries in the SASB area of the Black Sea, as well as offshore exploration in the Thrace Basin of the Black Sea

DALLAS, TEXAS – (August 6, 2007) – Continuing its policy of divesting non-core assets, Toreador Resources Corporation (NASDAQ: TRGL) announced today that it has entered into an agreement with RTF Realty, Inc. of Dallas, Texas to sell all of its U.S. oil and gas properties for approximately $19.1 million in cash on an “as is, where is” basis, with an effective date of September 1, 2007. Net proceeds from the sale will be added to working capital and used for possible modest debt repayment, to fund the company’s ongoing development program in Turkey and for other strategic initiatives.

Toreador President and Chief Executive Officer, Nigel Lovett, said, “The sale of these mature, non-operated properties with no exploration or development potential completes the divestiture of the company’s non-core, domestic assets and allows us to focus exclusively on our international operations. The proceeds from the sale, when combined with our cash resources and increasing cash flow, position us well to fund our share of the future development in the South Akcakoca Sub-basin offshore Turkey. Preliminary planning is underway to develop our large gas discoveries in the deeper water portion of the SASB as soon as practical. Exploiting the potential of the deeper waters of this project area and initiating production from the second phase of development is our principal focus at this time. Another area of interest is the Thrace portion of the Black Sea, where we have just spudded an exploratory well with our 50% partner, Hema, the large Turkish industrial company.”

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The U.S. properties, which primarily consist of non-operated working interests in approximately 700 wells in five states, had proved reserves at the end of 2006 of approximately 700 thousand barrels of oil and 4.1 billion cubic feet of gas, or 1.4 million barrels of oil equivalent. The book value of the properties was approximately $10.3 million, or approximately 4% of the aggregate book value of the company’s oil and gas properties. A gain of $9.0 million is expected be recorded on the sale in the company’s third quarter results. Taxes due on the gain are expected to be offset by tax loss carryforwards. Toreador expects the transaction to close by August 31.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. More information about Toreador may be found at the company's web site, www.toreador.net.

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CONTACT:

Toreador Resources
Stewart Yee, VP of Investor Relations

214-559-3933 or 800-966-2141

syee@toreador.net